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                                                               Exhibit 10.34

                                  PROMISSORY NOTE

                                                              April 14, 2000
                                                    Redwood City, California

     For value received, RONALD B. COOPER ("OBLIGOR") promises to pay to ImproveNet, Inc., a Delaware corporation, or its assigns ("PAYEE") the aggregate principal amount of $1,000,000 made by Payee to Obligor, together with simple interest at a rate of 6.46% per annum.

     1. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. Obligor reserves the right to prepay this note in whole or in part at any time or from time to time upon five days prior written notice to Payee, without penalty or additional fees.

     2. Upon payment in full of all principal and interest payable hereunder, this note shall be surrendered to Obligor for cancellation.

     3. Prepayments made on account of principal hereof shall be recorded and endorsed by the Payee and the Obligor on SCHEDULE A attached hereto and such SCHEDULE A is hereby made a part of this Note.

     4. The entire unpaid balance of the Note and unpaid accrued interest shall be due and payable on the earlier of (a) the first day that Obligor is free to collateralize or borrow on margin using the Obligor's ImproveNet stock or (b) April 30, 2001.

     5. As collateral security for the due and punctual payment and performance by Obligor of all of his obligations and liabilities arising out of or in connection with this Note, and in order to induce Payee to loan $1,000,000 to the Obligor, Obligor agrees to enter into that certain Pledge Agreement of even date herewith (the "PLEDGE AGREEMENT") covering one hundred percent (100%) of the stock of the Payee that the Obligor currently owns or hereafter acquires, pursuant to that certain stock option agreement granted to Obligor by Payee on March 29, 1999. Payee, by accepting this Note, agrees that Obligor shall have no personal liability under this note and that Payee's sole and only remedy for the repayment of all amounts due under this note shall be as specified in the Pledge Agreement.

     6. In the event of any default hereunder, Obligor shall pay all reasonable attorneys' fees and court costs incurred by Payee in enforcing and collecting this Note.

     7. Obligor hereby waives demand, notice, presentment, protest and notice of dishonor. No delay on the part of Payee in exercising any rights hereunder shall operate as a waiver of such right under this Note.

     8. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.

     9. Any term of this Note may be amended or waived with the written consent of the Payee and the Obligor.


                                       1.
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                                        RONALD B. COOPER



                                        By:  /s/ RONALD B. COOPER
                                        -------------------------

ACCEPTED:

IMPROVENET, INC.

BY:  /S/ RICHARD G. REECE
     --------------------

TITLE:  CFO


                                       2.
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                                  STOCK PLEDGE AGREEMENT

     THIS STOCK PLEDGE AGREEMENT ("PLEDGE AGREEMENT") is made by RONALD B. COOPER, an individual with a residence at 6029 Canterbury Drive, Agoura Hills, California 91301 ("PLEDGOR"), in favor of IMPROVENET, INC., a Delaware corporation with its principal place of business at 720 Bay Road, Suite 200, Redwood City, California ("PLEDGEE").

     WHEREAS, Pledgor has concurrently herewith executed that certain Promissory Note of even date herewith (the "NOTE") in favor of Pledgee in the aggregate amount of up to One Million Dollars ($1,000,000); and

     WHEREAS, Pledgee is willing to accept the Note from Pledgor, but only upon the condition, among others, that Pledgor shall have executed and delivered to Pledgee this Pledge Agreement and the Collateral (as defined below):

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Pledgor hereby agrees as follows:

     1. As security for the full, prompt and complete payment and performance when due (whether by stated maturity, by acceleration or otherwise) of all indebtedness of Pledgor to Pledgee created under the Note (all such indebtedness being the "LIABILITIES"), together with, without limitation, the prompt payment of all expenses, including, without limitation, reasonable attorneys' fees and legal expenses, incidental to the collection of the Liabilities and the enforcement or protection of Pledgee's lien in and to the collateral pledged hereunder, Pledgor hereby pledges to Pledgee, and grants to Pledgee, a first priority security interest in all of the following (collectively, the "PLEDGED COLLATERAL"):

         (a) Any shares of Pledgor now held or hereinafter acquired pursuant to that certain incentive stock option granted on March 29, 1999 (the "PLEDGED SHARES") and all dividends, cash, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for such stock options or any or all of the Pledged Shares.

     2. At any time, without notice, Pledgee in its name or in the name of its nominee or of Pledgor may, but shall not be obligated to: (a) insure, process and preserve the Pledged Collateral; and (b) cause the Pledged Collateral to be transferred to its name or to the name of its nominee. Notwithstanding the foregoing, so long as no default exists under the Note or hereunder Pledgor shall retain all voting rights as to the Pledged Shares.

     3. In the event of the nonpayment of any Liabilities when due, Pledgee may then, or at any time thereafter, at its election, apply, set off, collect or sell in one or more sales, or take such steps as may be necessary to liquidate and reduce to cash in the hands of Pledgee in whole or in part, with or without any previous demands or demand of performance or notice or advertisement, the whole or any part of the Pledged Collateral in such order as Pledgee may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or at any broker's board or securities exchange, either for cash or upon credit or for future delivery; provided, however, that if such disposition is at private sale, then the purchase price of the Pledged Collateral shall be equal to the public market price then in effect, or, if at the time of sale no public market for the Pledged Collateral exists, then, in recognition of

                                       1.

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the fact that the sale of the Pledged Collateral would have to be registered under the Securities Act of 1933, as amended, and that the expenses of such registration are commercially unreasonable for the type and amount of collateral pledged hereunder, Pledgee and Pledgor hereby agree that such private sale shall be at a purchase price mutually agreed to by Pledgee and Pledgor or, if the parties cannot agree upon a purchase price, then at a purchase price established by a majority of three independent appraisers knowledgeable of the value of such collateral, one named by Pledgor within 10 days after written request by the Pledgee to do so, one named by Pledgee within such 10 day period, and the third named by the two appraisers so selected, with the appraisal to be rendered by such body within thirty (30) days of the appointment of the third appraiser. The cost of such appraisal, including all appraiser's fees, shall be charged against the proceeds of sale as an expense of such sale. Pledgee may be the purchaser of any or all Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of Pledgor or right of redemption. Demands of performance, notices of sale, advertisements and presence of property at sale are hereby waived, and Pledgee is hereby authorized to sell hereunder any evidence of debt pledged to it. Any sale hereunder may be conducted by any officer or agent of Pledgee.

     4. The proceeds of the sale of any of the Pledged Collateral and all sums received or collected by Pledgee from or on account of such Pledged Collateral shall be applied by Pledgee to the payment of expenses incurred or paid by Pledgee in connection with any sale, transfer or delivery of the Pledged Collateral, to the payment of any other costs, charges, attorneys' fees or expenses mentioned herein, and to the payment of the Liabilities or any part hereof, all in such order and manner as Pledgee in its discretion may determine. Pledgee shall then pay any balance to Pledgor.

     5. Until all Liabilities shall have been paid in full the power of sale and all other rights, powers and remedies granted to Pledgee hereunder shall continue to exist and may be exercised by Pledgee at any time and from time to time irrespective of the fact that the Liabilities or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor may have ceased.

     6. Pledgee may at any time deliver the Pledged Collateral or any part thereof to Pledgor and the receipt of Pledgor shall be a complete and full acquittance for the Pledged Collateral so delivered, and Pledgee shall thereafter be discharged from any liability or responsibility therefor.

     7. The rights, powers and remedies given to Pledgee by this Pledge Agreement shall be in addition to all rights, powers and remedies given to Pledgee by virtue of any statute or rule of law. Any forbearance or failure or delay by Pledgee in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of Pledgee shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Pledgee.

     8. If any provision of this Pledge Agreement is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Pledge Agreement shall be deemed valid and enforceable to the full extent possible.

     9. This Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of California as applied to contracts made and performed entirely within the State of California by residents of such state.

                                       2.

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Dated: April 14, 2000

PLEDGOR:                               RONALD B. COOPER

                                       /s/ Ronald B. Cooper


PLEDGEE:                               IMPROVENET, INC.

                                       BY: /s/ Richard G. Reece

                                       TITLE: CFO





                                       3.